FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              Helmstar Group, Inc.
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             (Exact name of registrant as specified in its charter)


                  Delaware                                 13-2689850
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    (State of incorporation or organization)             (I.R.S. Employer
                                                        Identification No.)

                 2 World Trade Center
                 Suite 2112
                 New York, New York                             10048
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     (Address of principal executive office)                 (Zip Code)


If this form relates to the registration of a class of If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction Act and is effective pursuant to General Instruction A.(c), please check the following box. A.(d), please check the following box.

Securities to be registered pursuant to Section 12(b) of the Act:


   Title of each class                      Name of each exchange which
   to be so registered                     each class is to be registered
   -------------------                     ------------------------------

Common Stock, par value $.10 per share          Pacific Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

Item 1. Description of Registrant's Securities to be Registered.

         The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. The holders of a majority of the shares of Common Stock voted can elect all of the directors then standing for election. The shares of Common Stock are not entitled to preemptive rights and are not subject to conversion or redemption. Upon liquidation or dissolution of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all the assets remaining available for distribution after satisfaction of all liabilities

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 22, 2000

                                   Helmstar Group, Inc.

                                   By:  /s/ George W. Benoit
                                        --------------------
                                        George W. Benoit,
                                        President and Chief Executive Officer